                                                                EXHIBIT 10.11(a)

                                                                  Execution Copy



                              EMPLOYMENT AGREEMENT

                         DATED AS OF SEPTEMBER 29, 1996

                          ADVANCED MICRO DEVICES, INC.

                                      AND

                               W. J. SANDERS III

                               TABLE OF CONTENTS

SECTION                                                      PAGE
-------                                                      ----
1.   Term...................................................   2
2.   Position and Duties....................................   2
3.   Salary.................................................   3
4.   Bonus..................................................   4
5.   Stock Options and Related Incentive Plans..............   6
6.   Reimbursement of Expenses..............................   9
7.   Other Benefits During Service..........................   9
8.   Special Retirement Benefit; Change of Control..........  11
9.   Disability Benefits....................................  13
10.  Death During Service; Split Dollar Policy..............  13
11.  Confidential Information...............................  14
12.  Inventions, Patents, Copyrights and Proprietary
     Information............................................  15
13.  Termination by Company.................................  16
14.  Termination by Executive...............................  18
15.  Consequences of Termination by Executive, by Company
     for Certain Reasons and Breach by Company..............  19
16.  Other Benefits Following Termination...................  23
17.  Indemnification........................................  25
18.  Remedies...............................................  25
19.  Binding Agreement......................................  26
20.  No Attachment..........................................  26
21.  Assignment.............................................  26
22.  Waiver.................................................  26
23.  Notice.................................................  27
24.  Governing Law..........................................  27
25.  Costs..................................................  27
26.  Severability...........................................  27
27.  Arbitration............................................  28
28.  Entire Agreement.......................................  29

                              EMPLOYMENT AGREEMENT
                         DATED AS OF SEPTEMBER 29, 1996
                          ADVANCED MICRO DEVICES, INC.
                                      AND
                               W. J. SANDERS III


This Employment Agreement (the "Agreement") is made and entered into as of the 29th day of September, 1996 (the "Effective Date") by and between W. J. Sanders III ("Executive") and Advanced Micro Devices, Inc., a Delaware corporation ("Company").

                                R E C I T A L S

     A. Executive and Company entered into an Employment Agreement (the "Original Employment Agreement") as of July 1, 1991.

     B. Executive is the founder of Company and is instrumental to developing and expanding its business and operations, possesses unique and invaluable knowledge, skills and judgment with respect to such business, and maintains strong ties with the business community essential to the continued success and growth of Company.

     C. The non-management directors believe Executive to be uniquely qualified to protect and enhance the best interests of Company and its stockholders and that entering into a new employment contract to provide for Executive's long-term continued employment would be of great value to Company and the long-term interests of its stockholders.

     D. Company recognizes that, as is the case with many publicly held corporations, the possibility of a change of control may exist and that the uncertainty and questions which such possibility may raise among management may result in the departure or distraction of management personnel to the detriment of Company and its stockholders.

     E. The non-management members of Company's Board of Directors have determined that in the event of that contingency it is imperative to be able to rely upon management's continuance and in particular Executive's leadership, and that appropriate steps should be taken to reinforce and encourage that leadership and to reward Executive's essential service.

     F. Executive and Company now desire to extend the term of the Original Employment Agreement until December 31, 2003 and modify certain other terms and conditions contained in the Original Employment Agreement.

     G. As a result, this Agreement amends and completely restates the Original Employment Agreement.

1.   TERM

     The term of this Agreement shall commence as of September 1, 1996 and shall terminate on December 31, 2003. As used in this Agreement, "Expiration Date" shall mean December 31, 2003.

2.   POSITION AND DUTIES

     (a) Executive shall be employed by Company as its Chairman and Chief Executive Officer through December 31, 2001 (the "Initial Term"). Executive shall report directly and solely to Company's Board of Directors ("Board"). The Board agrees to nominate Executive for election to the Board as a member of the management slate at each annual meeting of stockholders during the Initial Term and the Optional Term. Executive agrees to serve on the Board if elected. The duties and responsibilities of Chairman and Chief Executive Officer shall be as defined in the By-Laws of Company in effect as of the date hereof, and shall be without consideration of other positions Executive may hold with Company. Executive's services are mutually agreed to be unique.

     (b) Executive shall be employed by Company as its Chairman from January 1, 2002 through December 31, 2002 (the "Optional Term").

     (c) Executive shall be employed by Company as its Vice Chairman or in such other executive officer capacity as the Board shall determine and he may accept from January 1, 2003 through December 31, 2003 (the "Extended Term"). During such period, Executive shall report directly and solely to the Board.

     (d) During Executive's period of service hereunder, Executive agrees to perform such services not inconsistent with his position as shall from time to time be assigned to him by Company's Board. During the Initial Term, except for disability, illness and reasonable vacation periods, Executive shall devote substantially his full productive time, attention, and energies to the position of Chairman and Chief Executive Officer.

     (e) Without the prior express authorization of Company, Executive shall not, directly or indirectly, during the term of service:

          (1) Render services of a business, professional or commercial nature to any other person or firm, whether for compensation or otherwise; or

          (2) Engage in any activity competitive with or adverse to Company's business or welfare, whether alone, as a partner, or as an officer, director, employee or holder (directly or indirectly, such as by means of a trust or option arrangement) of more than 1% of the capital stock of any class of any other corporation.

          Notwithstanding the foregoing requirement of substantially full-time services to be rendered by Executive on behalf of Company, his expenditure of reasonable amounts of time in connection with outside activities, not competitive with Company's business, such as additional outside directorships (but only with Board approval), or charitable or professional activities, or, after the Initial Term, other business ventures shall not be considered to be in violation of this Agreement subject, however, to the requirement that in no event shall any such activities materially interfere with the performance of Executive required under this Agreement. Further, it is understood and agreed by the parties hereto that Executive is entitled to engage in passive and personal investment activities not materially interfering with his performance hereunder.

          Service as an executive of an affiliate of Company, whether separately compensated or not, shall not be considered to be in contravention of this paragraph.

3.   SALARY

     (a) Through the Initial Term, Executive shall receive an annual base salary of $1,000,000. The Board of Directors (or such Committee as may be designated by the Board) shall review Executive's salary at least annually at or before the first regularly scheduled Board meeting following the annual stockholders meeting of each fiscal year during the Initial Term. The Board (or designated Committee), in its discretion, may increase the base salary based upon relevant circumstances. The base salary shall not be reduced during the Initial Term. The Compensation Committee of the Board shall fulfill the Board's obligations under this Section 3(a) until such designation is revoked by the Board. If during any one year period of January 1 to December 31 of the Initial Term, the Consumer Price Index for Urban Wage Earners, San Francisco, published by the Bureau of Labor Statistics of the U.S. Department of Labor ("CPI-W") increases, the salary for the following one year period from January 1 to December 31, shall be automatically increased by the same percentage. Any such indexed salary increases shall be accrued on a continuous basis and shall bear interest from the date of accrual at an annual rate of 120% of the federal long-term rate, with compounding, as of the effective date of this Agreement. The accrued balance of any such indexed salary increases, together with accrued interest thereon, shall be paid at the earliest time at which a deduction for federal income tax purposes will be allowed for payment of such amounts under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), but in any event no later than March 31, 2004, which earliest time shall be referred to as the "Section 162(m) Deferred Payment Date".

     (b) During the Optional Term, Executive shall receive an annual base salary of no less than $500,000 (with adjustment for CPI-W increases from base year
1996). The Board (or designated committee), in its discretion, may increase the annual base salary based upon relevant circumstances. The base salary shall not be reduced during the Optional Term.

     (c) During the Extended Term, Executive shall receive an annual base salary of no less than $350,000 (without adjustment for CPI-W increases from base year
1996). The Board (or designated committee), in its discretion, may increase the annual base salary based upon relevant circumstances. The base salary shall not be reduced during the Extended Term.

4.   BONUS

     (a) Executive shall, as provided in, and subject to, this Section 4(a) and Sections 4(b) and (c) below, receive an incentive bonus for Company's fiscal years ending December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001 under Company's 1996 Executive Incentive Plan in an amount equal to six-tenths of one percent (.6%) of Adjusted Operating Profits of Company for each respective fiscal year in excess of twenty percent (20%) of the Adjusted Operating Profits of Company for Company's immediately preceding fiscal year, payable immediately upon release by Company of its operational results for the last quarter of each fiscal year referred to above. The amount payable under this Section 4(a) or Section 4(b) shall not be subject to the further discretion of Company's Compensation Committee and shall not be reduced or deferred except as specifically provided in this Section 4 or as otherwise agreed to by Executive.

          For purposes of all calculations, "Adjusted Operating Profits" of Company shall be deemed to constitute operating income, as reported on Company's financial statements, increased for any pre-tax operating income and decreased for any pre-tax operating loss from the Fujitsu joint venture (and any subsequent joint ventures approved by Executive and the Board for these purposes); and increased by any expenses accrued for profit sharing plan contributions, bonuses under Company's Executive Bonus Plan, bonuses to the Chief Operating Officer of Company, and bonuses (including bonuses under this Agreement and the Original Employment Agreement) provided for in Sections 4(a),
(b) and (d) hereof. The provisions of this Agreement with respect to bonus-related benefits following a termination of service shall supersede any "in service" provisions of the 1996 Executive Incentive Plan.

     (b) The maximum bonus payable to Executive under Section 4(a) above for each fiscal year shall not be greater than $5,000,000. The amount of the bonus which exceeds the maximum bonus payable in any one fiscal year, if any, (the "Excess

Bonus") shall be carried over (on a "first-in, first-out" basis) and added to the bonus determined for any of the next three fiscal years (or on the same basis apportioned among the bonuses determined for each of the next three fiscal years or such lesser number of fiscal years remaining through the last day of the Optional Term), provided the addition of the Excess Bonus, or portion thereof, does not cause the bonus payable in such fiscal year to exceed the maximum bonus payable in that year. All bonus amounts, including Excess Bonus amounts, earned under the Original Employment Agreement for fiscal years ending on or prior to December 31, 1996, shall be payable as provided under the terms of the Original Employment Agreement, the maximum bonus (including Excess Bonus) amounts for the fiscal years ending on or prior to December 31, 1996 shall be paid to Executive immediately upon the release of fourth quarter 1996 operational results, and the carryover Excess Bonus amount not paid by that date shall carry over and be paid immediately upon confirmation that the performance goals established by the Committee pursuant to the terms of the 1996 Executive Incentive Plan for fiscal years 1997 and 1998 and attached hereto as Exhibit 1
                                                                     ---------
have been satisfied and certified, provided that the total amount paid pursuant to this Section 4 (including Excess Bonus and carryover amounts) for any fiscal year after 1996 does not exceed five million dollars ($5,000,000).

     (c) In the event that there shall be a combination of Company with another company or a capital restructuring of Company, or any other occurrence similar to any of the foregoing, and as a result thereof the amount or value of the bonuses payable pursuant to the bonus formula set forth in Section 4(a) above would be, or could reasonably be expected to be, significantly affected thereby, appropriate adjustment will, at the request of either party, be negotiated to establish a substitute formula to yield an equitable and comparable result. If the parties cannot agree upon such substitute formula, or if the parties cannot agree as to whether or not an occurrence which would give rise to the right of either party to request adjustment pursuant to the foregoing has occurred, the parties shall submit such matter to arbitration under the provisions of Section 27.

     (d) In addition to the bonus payable in each fiscal year under Section 4(a), Executive shall be entitled to receive as an additional bonus such additional amounts as the Board (or such Committees as may be designated by the Board) shall determine in its discretion. In determining the amount of such additional amounts, the Board (or Committee) shall consider among other things Executive's contribution to the accomplishment of Company's long-range business goals, the success of various corporate strategies in which Executive participated in reaching those goals, and Executive's unique services in connection with the maintenance or increase in stockholder value of Company. The Compensation Committee of the Board shall fulfill the Board's obligations under this Section 4(d), until such designation is revoked by the Board.

5.   STOCK OPTIONS AND RELATED INCENTIVE PLANS

     (a) Executive shall be eligible to participate in the Stock Option Plans of Company and any additional or successor incentive plan or plans. Any option grants made to Executive pursuant to such plans shall provide for an expiration date of ten (10) years following the date of grant subject to earlier termination following termination of service pursuant to Sections 13 and 15 hereof.

     (b) As of the Effective Date, Executive shall be granted a time-based option to purchase 1,250,000 shares of Company's Common Stock, consisting of 750,000 shares pursuant to Company's 1996 Stock Incentive Plan, as amended as of the Effective Date (the "1996 Plan"), and 500,000 shares pursuant to the 1995 Stock Plan of Nexgen, Inc., as amended as of the Effective Date (the "Nexgen Plan" and, together with the 1996 Plan, the "Plans"), collectively, the "Time-Based Options", in accordance with the following terms: The option shall have an exercise price equal to one hundred percent (100%) of the fair market value of Company Common Stock as of the date of grant. Of these option shares, an option for 325,000 shares shall become fully exercisable on November 15, 1997; an option for 325,000 shares shall become fully exercisable on November 15, 1998; an option for 200,000 shares shall become fully exercisable on November 15, 1999; an option for 200,000 shares shall become fully exercisable on November 15, 2000; and an option for the remaining 200,000 shares shall become fully exercisable on November 15, 2001.

     (c) As of the Effective Date, Executive shall be granted an option to purchase 1,250,000 shares of Company's common stock pursuant to Company's 1996 Plan ("Performance Accelerated Options"), in accordance with the following terms: the Performance Accelerated Options shall have an exercise price equal to one hundred percent (100%) of the fair market value of Company's common stock as of the date of grant.

     (d) The dates on which the Performance Accelerated Options (also, "PAOs") are first exercisable will be the fixed dates to the extent set forth in Section 5(e) or the earlier Measurement Date to the extent provided in this Section 5(d). The number of shares with respect to which the exercisability of Performance Accelerated Options shall be accelerated under this Section 5(d) shall be determined as of each Measurement Date as follows:

If at any Measurement Date the Average Stock Price meets or exceeds a Stock Price Target for the applicable Target Period or any subsequent Target Period, Performance Accelerated Options with respect to an aggregate number of shares (less the aggregate number of shares subject to Performance Accelerated Options that previously became exercisable under Section 5(d) or (e)) equal to 250,000 multiplied by the sum of n + p shall become exercisable, where

     n = the number of full fiscal years in the Initial Term that have elapsed prior to the applicable Measurement Date or, if applicable,* that will have elapsed prior to the end of the latest such subsequent Target Period (if a greater number of full fiscal years would result)

     p = the applicable percentage set forth in Column (2) of Exhibit 2 for the applicable Average Stock Price, or (if the Average Stock Price falls between two Stock Price Targets) the percentage derived by interpolation of the applicable percentages corresponding to those Stock Price Targets, as set forth below.

          *The later date is applicable if the Average Stock Price meets or exceeds a Stock Price Target for any Target Period subsequent to the Target Period for the applicable Measurement Date.

"Average Stock Price" ("ASP") means the sum of the closing prices of the Company's Common Stock during the applicable Target Period, divided by the number of days in which the Company's Common Stock traded during such period.

"Measurement Date" means the first business day after the end of each Target Period.

"Target Period" means each of the 3-month periods set forth in Column (1) of
Exhibit 2.

"Stock Price Target" means a Threshold Stock Price ("ThSP"), a Target Stock Price ("TSP"), or Maximum Stock Price ("MSP"), as set forth in Column (3) of
Exhibit 2.


          Interpolation Mechanics. If the Threshold Stock Price is equaled or exceeded for a Target Period but the Target Stock Price is not equaled or exceeded for such Target Period, then the number of shares subject to performance acceleration for such Target Period, expressed as a percentage of 250,000, will equal 25% + 25% x (ASP - ThSP)
                                 ------------
                                 (TSP - ThSP)

or, in actual shares (subject to adjustment), will equal the sum of (i) 62,500 plus (ii) 62,500 multiplied by (A) the Average Stock Price less the Threshold Stock Price, divided by (B) the Target Stock Price less the Threshold Price. If the Target Stock Price is equaled or exceeded for a Target Period but the Maximum Stock price is not equaled or exceeded for such Target Period, then the number of shares subject to performance acceleration for such Target Period, expressed as a percentage of 250,000, will equal 50% + 50% x (ASP - TSP)
                                                                     -----------
                                                                     (MSP - TSP)

or, in actual shares (subject to adjustment), will equal the sum of (i) 125,000 plus (ii) 125,000 multiplied by (A) the Average Stock Price less the Target Stock Price, divided by (B) the Maximum Stock Price less the Target Stock Price.

          Adjustments. If there is any change in the Common Stock of the Company by reason of any stock dividend, stock split, spin-off, split up, merger, consolidation, recapitalization, reclassification, combination or exchange of Shares, or any other similar corporate event or reorganization, however structured, then the number of shares subject to the Performance Accelerated Options, the exercise price and the Stock Price Targets shall be equitably and appropriately adjusted. Notice of any adjustment shall be given by Company to the Executive and such adjustment (whether or not such notice is given) shall be effective and binding for all purposes of this Agreement.

          Limitations.  Notwithstanding anything in this Section 5(d) or in
Section 5(e) to the contrary, in no event shall Options become exercisable in accordance with Section 5(e) of the Agreement except to the extent that the percentage of Options otherwise exercisable pursuant to Section 5(e) of the Agreement exceeds the percentage of Options that have become exercisable pursuant to this Section 5(d). Except as elsewhere provided in this Agreement, the Executive must be in service on the last day of the Target Period immediately preceding the earlier applicable Measurement Date.

     (e) The Performance Accelerated Options shall vest and become fully exercisable as follows: 125,000 of the Performance Accelerated Options shall become fully exercisable on November 15, 1999; 187,500 of the Performance Accelerated Options shall become fully exercisable on November 15, 2000; 250,000 of the Performance Accelerated Options shall become fully exercisable on November 15, 2001, 250,000 of the Performance Accelerated Options shall become fully exercisable on November 15, 2002 and 437,500 of the Performance Accelerated Options shall become fully exercisable on November 15, 2003.

     (f) Each of the Time-Based Options and the Performance Accelerated Options described in this Section 5 (collectively, the "Options") shall be subject to, and governed by, the terms and provisions in the applicable Plan under which the Option was granted, except to the extent of modifications of the Option that are expressly provided for herein. Notwithstanding anything in the Plans to the contrary, the Options shall be exercisable for a period of five years following Executive's retirement as Chief

Executive Officer to the extent otherwise exercisable pursuant to Section 5(b) through (e) but not later than ten years after the execution of this Agreement.

     (g) Executive agrees to enter into a stock option agreement with Company containing the terms and provisions of the Options together with such other terms and conditions as counsel for Company may reasonably require to assure compliance with applicable federal and state securities law and stock exchange requirements in connection with the issuance of shares of Company Common Stock upon exercise of such Options to be granted as provided herein, or as may be required to comply with the Plan under which the Option was granted. Company will undertake, as soon as practicable following the grant of the Options, to register the shares underlying the Options on Form S-8 under the Securities Act of 1933 and shall keep such Form S-8 in effect for the entire period the Options remain outstanding.

     (h) All outstanding options, stock appreciation rights, restricted stock and other stock-based awards held by Executive immediately prior to the date hereof shall remain outstanding in accordance with their original terms (but without reference to this Agreement) and the terms of the Original Employment Agreement and the Management Continuity Agreement dated July 1, 1991 between Company and the Executive (the "MCA") and in the event of any inconsistency or ambiguity with respect thereto, the provisions that are most favorable to the Executive shall prevail.

6.   REIMBURSEMENT OF EXPENSES

     Executive shall be authorized to incur and shall be reimbursed by Company for reasonable expenses for the advancement of Company's business pursuant to standing Company policy and those specific categories of such expenses as the Board has defined, which shall not during the period of any service hereunder be reduced as to Executive.

7.   OTHER BENEFITS DURING SERVICE

     (a) During the period of any service hereunder, Executive shall also be entitled to receive all other benefits of service which are, and which may be in the future, generally available to members of Company's management, and specifically, an allowance for use of automobiles as provided from time to time by action of the Board of Directors, as well as, without limitation, group health, disability, and life insurance benefits and participation in any Company profit-sharing, retirement or pension plan, and vacation consistent with the vacation policies of Company.

     (b) No later than March 31st of each year during the term, Company shall pay Executive an amount necessary to reimburse Executive for federal and state income taxes payable with respect to income recognized by the Executive for income tax purposes as a result of (i) Company providing the Executive with the services of any individuals hired as a driver/security guard, and (ii) the amount paid under this Section 7(b), so that Executive will be in the same after-tax position as if no such taxes had been imposed. Company (consistent with past practice) shall reimburse or pay the costs of any driver/guard and security, provided that reimbursement of any residential security costs (exclusive of any driver/guard or any payments under clauses (i) and (ii) above) incurred other than while traveling on Company business shall not exceed $100,000.

     (c) In addition, Company shall provide up to $25,000 each year for expenses incurred by Executive for estate, tax and financial planning, including attorneys' fees. If such expenses are less than $25,000 in any one year, the unused amount(s) shall cumulate and be available to Executive in succeeding years during the term. Company acknowledges that $117,247 in unused amount from periods prior to the Effective Date hereof shall also be available to Executive in future periods under this Agreement for these purposes.

     (d) If Executive enters into loan agreements for the purpose of exercising any options or warrants (whether such options or warrants arose by virtue of this Agreement or any other past, present, or future agreement between Executive and Company), or paying taxes thereon or on the vesting of restricted stock, Company shall guarantee such loans for a period ending two (2) years after the date of the event causing tax liability to be incurred by reason of such exercise or vesting. Company's obligation to guarantee such loans shall continue notwithstanding Executive's termination of service and shall apply to loans entered into prior to termination of service which may run for a period beyond the Date of Termination (as such term is defined in Section 13(b) hereof), as well as loans obtained subsequent to the Date of Termination, provided that the loan was obtained in connection with the exercise of any options or warrants whenever granted or the vesting of restricted stock. The amount of said guaranteed loans shall not exceed the lesser of: (a) the amount of the exercise price, plus the actual tax paid during the two year period by reason of such exercise, or (b) three and one-half million dollars ($3,500,000). In addition, if Executive enters into any one or more loan agreements for any reason whatsoever, Company shall guarantee such loans for a period ending 180 days after retirement, death, or Disability, or other termination of service hereunder (or after any extended period of consulting, as may be approved by the Board) or, in the case termination by Company other than for good cause as set forth in Section 13(a)(ii) hereof or upon the termination by Executive pursuant to Section 14. The amount of said guaranteed loans shall not exceed three and one-half million dollars ($3,500,000).

8.   SPECIAL RETIREMENT BENEFIT; CHANGE OF CONTROL

     (a) Company will establish a non-discretionary supplemental retirement arrangement (the "Special Retirement Benefit") to provide additional cash payments to Executive that will be paid to Executive upon, or at Executive's election after, the Section 162(m) Deferred Payment Date. The Special Retirement Benefit will accrue at the rate of $400,000 per year on each of December 31, 1997, December 31, 1998, December 31, 1999, December 31, 2000 and December 31, 2001.

     (b) The Special Retirement Benefit will be due and payable to Executive on (or at Executive's election after) the Section 162(m) Deferred Payment Date (the "Retirement Payment") and shall be increased by interest at the rate of 9% per year, compounded annually from date of accrual under Section 8(a) until paid (the "Interest"). Payment of the Special Retirement Payment plus the Interest (collectively, the "Retirement Payment") shall be made to Executive only if Executive is Chief Executive Officer of Company on his 65th birthday provided, however, that a pro rata portion of the Retirement Payment (determined by multiplying the Retirement Payment by a fraction, the numerator of which is the number of months from January 1, 1997 until Executive's death or Disability and the denominator of which is 60) will be paid to Executive or his designated beneficiary or in the absence of a designated beneficiary, his estate (the applicable beneficiary or estate being herein referred to as "Estate") upon his death or to him or to his duly authorized representative in event of his Disability as defined in Section 9 hereof.

     (c) If Executive's Service hereunder is terminated by Executive pursuant to
Section 14 hereof during the Initial Term or by Company pursuant to Section 13(a)(iii) hereof during the Initial Term or if Company shall terminate Executive's service under this Agreement in any way that is a breach of this Agreement by Company during the Initial Term, the unaccrued installments of the Retirement Payment shall be accelerated and accrued immediately and the entire amount of the Retirement Payment shall be payable to Executive no later than the
Section 162(m) Deferred Payment Date.

     (d) All cash payments pursuant to the Special Retirement Benefit will be paid from the general funds of Company and no special or separate fund will be established and no segregation of assets will be made to assure the payment of funds pursuant to the Special Retirement Benefit. Executive shall have no right, title or interest whatever in or to any investment which Company may make to aid it in meeting its obligations under the Special Retirement Benefit. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between Company and Executive or any other person. To the extent that Executive acquires a right to receive payments pursuant to the Special Retirement Benefit, such right shall be no greater than the right of an unsecured creditor of Company.

     (e) In the event or anticipation of a Change of Control, as defined in this
Section 8, the unaccrued installments of the Retirement Payment shall be accelerated and accrued and the entire amount of the Retirement Payment shall be payable to Executive immediately prior to such Change of Control or as soon thereafter as practicable.

     (f) For purposes of this Agreement, the term "Change of Control" shall mean a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or in response to any other form or report to the Securities and Exchange Commission or any stock exchange on which Company's shares are listed which requires the reporting of a change of control. In addition, a Change of Control shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act but excluding a person described in and satisfying the requirements and conditions of the proviso at Rule 13d-1(b)(1)(i), (ii) and
(iii)) is or becomes the beneficial owner, directly or indirectly, of securities of Company representing more than 20% if prior to October 1, 1998 or 35% thereafter of the combined voting power of Company's then outstanding securities; or (ii) in any two-year period, individuals who were members of the Board at the beginning of such period, plus each new director whose election or nomination for election was approved by at least two-thirds of the directors in office immediately prior to such election or nomination, cease for any reason to constitute at least a majority of the Board; or (iii) a majority of the members of the Board in office prior to the happening of any event and who are still in office after such event, determines in its sole discretion within one year after such event, that as a result of such event that there has been a Change of Control.

     Notwithstanding the foregoing definition, the term "Change of Control" for purposes of this Agreement shall exclude the acquisition of securities representing more than 20% if prior to October 1, 1998 or 35% thereafter of the combined voting power of Company (i) by Executive or any group with which Executive is affiliated (as the terms "group" and "affiliate" are defined under the Exchange Act), (ii) by Company, (iii) by any of its wholly-owned subsidiaries (unless after giving effect to the acquisition, less than 80% if prior to October 1, 1998 or 65% thereafter of the voting power of the subsidiary is held by Company and persons who were stockholders of Company immediately prior to the acquisition), or (iv) by any trustee (or other fiduciary) holding securities of Company under an employee benefit plan now or hereafter established by Company. As used herein, the term "beneficial owner" shall have the same meaning as under Section 13(d) of the Exchange Act, and related case law.

9.   DISABILITY BENEFITS

     "Disability" shall mean Executive's incapacity due to physical or mental illness or cause, which results in the Executive being absent from the performance of his duties with Company on a full-time basis for a period of six
(6) consecutive months. The existence or cessation of a physical or mental illness which renders Executive absent from the performance of his duties on a full-time basis shall, if disputed by Company or Executive, be conclusively determined by written opinions rendered by two qualified physicians, one selected by Executive, and one selected by Company. During the period of absence, Executive shall be deemed to be on disability leave of absence, with his compensation paid in full. During the period of such disability leave of absence, the Board of Directors may designate an interim Chief Executive Officer on such terms as it deems proper.

     Upon the expiration of twelve (12) consecutive months of such disability leave of absence, Executive's service may be terminated by Company pursuant to the provisions of Section 13(a)(i); provided, however, that prior to the Date of Termination, Executive shall have the right to return to full-time service. At Company's request, Executive shall be required to provide the written opinions of two qualified physicians, one selected by Executive and one selected by Company, to verify Executive's condition of health. If Company refuses to permit Executive to resume full-time service as Chairman and Chief Executive Officer, Company shall be deemed to have terminated this Agreement under Section 13(a)(iii) hereof.

10.  DEATH DURING SERVICE; SPLIT DOLLAR POLICY

     If Executive dies during the term of service provided for in this Agreement, Company shall pay the regular compensation that would otherwise be payable to Executive up to the end of the month in which his death occurs, plus, as a death benefit, compensation for a period of twelve (12) months thereafter at the same monthly rate of base compensation which prevailed during the month of his death. In addition, Executive shall be entitled to receive the payments and benefits enumerated in Section 13(c). Any amounts payable to Executive under this Agreement which are unpaid at the date of Executive's death or payable hereunder or otherwise by reason of his death, unless otherwise expressly provided herein, shall be paid in accordance with the terms of this Agreement to Executive's Estate.

     Company shall provide Executive with a split dollar life insurance policy in the amount of one million dollars ($1,000,000). Under the terms of such split dollar arrangement, on Executive's death, Company shall recover its cumulative premiums paid. If Executive's employment with Company terminates for any reason or Executive desires for any reason to dissolve the split dollar arrangement, Executive may take ownership of the policy by paying to Company an amount equal to Company's cumulative premiums paid, in which event Company shall assign to Executive all of its interest under such policy.

11.  CONFIDENTIAL INFORMATION

     This and the next following Section 12 supersede all previous agreements, if any, between Executive and Company relating to confidential affairs of Company and to inventions conceived or made by Executive. Executive's obligations hereunder are made partly in consideration of the salary to be paid during service by Company. Confidential information shall mean all information generated by Executive or obtained by Executive from or disclosed to Executive by Company which relates to Company's past, present, and future research, development and business activities, trade secrets, including in particular, all matters of a technical nature, such as "know-how," formulae, secret processes or machines, inventions, and research projects, and matters of a business nature, such as information about costs, profits, markets, sales, lists of customers, and any other information of a similar nature, also including plans for further development. Except as authorized by Company in writing, Executive shall hold all such confidential information in trust and confidence for Company, and agrees not to disclose them to anyone outside of Company, either during or after service with Company. This commitment shall impose no obligation upon Executive with respect to any portion of the confidential information which (i) is now or hereafter, through no act or failure to act on his part, becomes generally known or publicly available, (ii) is hereafter furnished to Executive by a third party as matter of right and without restriction on disclosure, or (iii) is furnished to others by Company without restriction on disclosure. Executive further agrees to deliver promptly to Company on termination of employment with Company, or at any time it may so request all memoranda, notes, records, reports, manuals, drawings, blueprints, and any other documents containing any confidential information as defined above, including all copies of such materials which Executive may then possess or have under his control. The rights and obligations set forth in this Section 11 shall survive according to the terms hereof and continue after any expiration or termination of this Agreement or the service specified herein. In the event of a breach or threatened breach by Executive of the provisions of this Section 11, Company shall be entitled to an injunction restraining Executive from disclosing, in whole or in part, any of such confidential information, or from rendering any services to any person, firm, corporation, association, or other entity to whom such confidential information, in whole or in part, has been disclosed or is threatened to be disclosed.

12.  INVENTIONS, PATENTS, COPYRIGHTS AND PROPRIETARY INFORMATION

     Executive agrees that all inventions, works of authorship, trade secrets, and proprietary information (including new contributions, improvements, ideas, or discoveries), patentable or unpatentable, copyrightable or uncopyrightable, conceived, made or first actually reduced to practice by him solely or jointly with others during the period of his service with Company and which are either related in any manner to the business (commercial or experimental) of Company or of any of its subsidiaries, including product, service, research and development fields in which Company or any of its subsidiaries has been or is engaged or plans to engage, or to Executive's employment activities, or are conceived, made or first reduced to practice in whole or in part on Company time or with the use of Company facilities or materials (except any invention which qualifies fully for exemption under Section 2870 of the California Labor Code) shall belong to Company; provided that works of authorship concerning Executive or the
         --------
electronics industry, and any copyrights thereon, shall belong to Executive and Executive shall seek authorization in writing pursuant to Section 11 for disclosure of any confidential information contained therein. Executive further agrees that he will:

     (a) Promptly disclose such inventions, works of authorship, trade secrets and proprietary information to Company;

     (b) Notify Company of any invention which he claims qualifies for exemption under Section 2870 of the California Labor Code and offer to disclose such inventions to Company in confidence;

     (c) Assign to Company, at its request and without additional compensation, the entire rights to the inventions for the United States and all foreign countries;

     (d) Sign all papers within the truth, necessary to carry out the above; and

     (e) Give testimony (but without expense to Executive) in support of his inventorship, idea or trade secret, or as otherwise reasonably deemed necessary by counsel to Company.

     Executive agrees to accept the compensation provided by this Agreement as his sole compensation for the use, lease, sale or other transfer by Company of any such inventions, works of authorship, trade secrets and proprietary information or of any such patents obtained by it in such inventions, works of authorship, trade secrets or proprietary information.

     To the best of Executive's knowledge, there is no other contract to assign inventions, works of authorship, patents, trade secrets, or other proprietary information that is now in existence between him and any other person, corporation or partnership, unless Executive has so indicated below, and unless a copy of any such other contract is attached hereto.

13.  TERMINATION BY COMPANY

     (a) Company shall have the right to terminate Executive's service hereunder under the following circumstances:

     (i) Upon ten (10) days' written notice from Company to Executive in the event of disability which has incapacitated him from performing his duties for twelve (12) consecutive months as determined under Section 9, subject to Executive's right to reinstatement as provided in Section 9.

     (ii) For good cause upon ten (10) days' written notice from Company. Termination by Company of Executive's service for "good cause" as used in this Agreement shall mean (A) that the Board of Directors has found that Executive has committed a material act of theft, misappropriation, or conversion of corporate funds, or (B) a termination of Executive's employment during the Initial Term (other than in contemplation of, in connection with or following a Change in Control (as defined in Section 8 hereof)) as a result of Executive's demonstrably willful, deliberate and continued failure to follow reasonable directives of the Board of Directors (other than for any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure in connection with a resignation by Executive pursuant to Section 14 hereof) within Executive's ability to perform, which failure has had a material adverse effect on Company. For purposes of the previous sentence, no act or failure to act by Executive shall be deemed "willful" unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that his action or omission was in the best interest of Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for good cause under clause (B) above unless and until: (1) there shall have been delivered to Executive a copy of a resolution duly adopted by the Board of Directors in good faith at a meeting of the Board of Directors called and held for such purpose (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board of Directors), finding that Executive was guilty of conduct set forth above in clause (B) and specifying the particulars thereof in reasonable detail, and (2) Executive shall have been provided the opportunity to correct the performance at issue within 20 business days after his receipt of the resolution; and (3) if Executive contests such finding (or a conclusion that he has failed to timely cure the performance in response thereto), the arbitrators by final determination in an arbitration proceeding pursuant to Section 27 hereof have concluded that Executive's conduct met the standard for termination for "good cause" above and that the Board of Directors' conduct met the standards of good faith and satisfied the procedural and substantive conditions of this Section 13.

     (iii) Upon ninety-five (95) days' written notice to Executive where the Board by majority vote, elects to terminate Executive for any reason, other than the reasons referred to in subparagraphs (i) or (ii) above.

     (b) Except as provided below, as used in this Agreement "Date of Termination" shall mean the date specified in the written notice of termination given by Company pursuant to Section 13(a)(i), (ii) or (iii) hereof. If termination occurs pursuant to Executive's death, the date of Executive's death shall be the Date of Termination. Further, if within sixty (60) days after any notice of termination is given, the party receiving such notice of termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date as finally determined by mutual written agreement of the parties or by a final and binding arbitration award. Any party giving notice of a dispute shall pursue the resolution of such dispute. During the period until the dispute is finally resolved in accordance with this Section 13(b), Company will continue to pay Executive his full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue Executive as a participant in all compensation, employee benefit, health and welfare and insurance plans, programs, arrangements and perquisites in which Executive was participating or to which he was entitled when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Section 13(b). Amounts paid under this
Section 13(b) shall be repaid to Company or be offset against or reduce any other amounts due Executive under this Agreement, if appropriate, only upon the final resolution of the dispute.

     (c) If Executive's service hereunder is terminated by reason of Executive's death or Disability pursuant to Section 13(a)(i) hereof, Executive or his Estate shall be entitled to receive 100% of his base salary (including adjustments) for the remainder of the Initial Term, the amounts provided under Section 10, his compensation under Sections 4(a), (b) and 4(d) hereof for the fiscal year in which the Date of Termination occurs and for the following fiscal year, and any Excess Bonus remaining unpaid as of the date the foregoing bonuses are paid. Company may purchase insurance to cover all or any part of its obligations set forth in the preceding sentence, and Executive agrees to take a physical examination to facilitate the obtaining of such insurance. In addition to the foregoing, (i) all Time-Based Options which otherwise would have vested within two years following the Date of Termination shall accelerate and become exercisable on the Date of Termination, and (ii) all Performance Accelerated Options which otherwise would have become exercisable if any of the Performance Accelerated Stock Option Price Targets were satisfied prior to the end of the first fiscal year of Company beginning after the Executive's death or disability (the "Death or Disability Vesting Period") shall become fully exercisable on the Measurement Date or Dates, if any, such Performance Accelerated Stock Option Price Targets are satisfied but only if and to the extent such Performance Accelerated Stock Option Price Targets are satisfied prior to the end of the Death or Disability Vesting Period. The Time-Based Options shall remain exercisable until three years after the Date of Termination; the Performance Accelerated Options shall remain exercisable until three years after the end of the Death or Disability Vesting Period. Notwithstanding the foregoing provisions of this Section 13, in no event shall any Option remain exercisable beyond the maximum 10-year period allowed therefor in the Plans. All options and rights granted prior to the Effective Date shall be subject to the provisions of Section 5(h) hereof.

     (d) If Executive's service hereunder is terminated pursuant to Section 13(a)(ii) hereof, or by reason of Executive's voluntary termination other than pursuant to Section 14 hereof, Company shall be obligated to pay Executive only such severance compensation as the Board by majority vote deems appropriate, or none at all, and Company's obligations under Sections 3 and 4 hereof shall cease. If Executive's service hereunder is terminated pursuant to Section 13(a)(ii), any Options otherwise exercisable on the Date of Termination shall remain exercisable for a period of 30 days from the Date of Termination. If Executive's termination is by reason of a voluntary resignation of Executive other than pursuant to Section 14 hereof, such Options shall remain exercisable for a period of one year from the Date of Termination. In the circumstances addressed in this Section 13(d), any Options not otherwise exercisable on (or accelerated as of) the Date of Termination shall expire.

     (e) If Executive's service hereunder is terminated pursuant to Section 13(a)(iii), the provisions of Sections 15 and 16 hereof shall apply.

14.  TERMINATION BY EXECUTIVE

     Executive shall have the right to terminate his service under this Agreement upon 30 days' notice to Company given within 180 days following the date on which the Executive becomes aware of any of the following events:

     (a) Executive is not elected or retained as Chairman and Chief Executive Officer and a director of Company during the

Initial Term or as Chairman and a director of Company during the Optional Term;

     (b) any assignment to Executive of any duties other than those reasonably contemplated by, or any limitation of the powers or prerogatives of Executive in any respect not reasonably contemplated by, Section 2 hereof;

     (c) any removal of Executive from responsibilities substantially similar to those described or contemplated in Section 2 hereof (except pursuant to Section 13 (a)(ii) hereof);

     (d) any reduction in, or limitation upon, the compensation, reimbursable expenses or other benefits provided in Section 3, 4, Section 7 and Section 8, respectively, hereof, other than by valid public law or regulation; or

     (e) any assignment to Executive of duties that would require him to relocate or transfer his current principal place of residence in Southern California, or would make the continuance of such current principal place of residence unreasonably difficult or inconvenient for him; or

     (f) a Change of Control of Company (as defined in Section 8 hereof); provided that in such event no advance notice shall be required.

15. CONSEQUENCES OF TERMINATION BY EXECUTIVE, BY COMPANY FOR CERTAIN REASONS AND BREACH BY COMPANY

     (a) If Executive's service hereunder is terminated by Executive pursuant to
Section 14 hereof during the Initial Term or the Optional Term, or by Company pursuant to Section 13(a)(iii) hereof during the Initial Term or the Optional Term, or if Company shall terminate Executive's service under this Agreement in any way that is a breach of this Agreement by Company during the Initial Term or the Optional Term, the following shall apply:

     (i) Executive shall continue to receive Executive's base salary (in effect in the fiscal year in which the Date of Termination occurs and as adjusted under Section 3) until the later of the end of the Optional Term, or one full year after the Date of Termination; provided, however, that in the event of a Change of Control (as defined in Section 8 hereof), such base salary shall be payable for no less than three years following the Date of Termination. Company may at its election following such Date of Termination immediately pay to Executive in a lump sum the full amount to which he is entitled under this Section 15(a)(i), but appropriately discounted for the period over which such compensation would otherwise be paid by a factor measured by the prevailing interest rate on ninety (90) day U.S. Treasury Bills at the date of such lump sum payment.

     (ii) Executive shall be entitled to receive the bonuses that would have been paid to Executive under Sections 4(a), (b) and 4(d) hereof for (x) the fiscal year in which such Date of Termination occurred and (y) the fiscal year following the fiscal year in which the Date of Termination occurred. Notwithstanding the foregoing, in the event of a Change of Control (as defined in Section 8 hereof), Company shall pay Executive immediately an amount equal to the average of the two highest bonuses paid (or payable) to Executive for the last five full fiscal years immediately prior to such Change of Control and shall pay Executive as soon as determinable the difference between any greater amount determined pursuant to the preceding sentence and such average amount previously paid. Any bonuses otherwise payable pursuant to this Section 15(a)(ii) shall be paid to Executive (or his Estate) at the same time as such bonuses would have been paid to Executive if Executive's service hereunder had not been terminated. If such termination occurs in the fiscal year beginning January 1, 2001, the bonus payable for the fiscal year following the fiscal year in which the Date of Termination occurs shall be calculated and paid as if Executive's service hereunder had not been terminated, notwithstanding any "in service"
     or other requirements under the 1996 Executive Incentive Plan.   Executive
     shall also be entitled to receive the amount of any Excess Bonus remaining unpaid as of the Date of Termination.

     (iii) All stock options and stock appreciation rights granted by Company to Executive prior to the Effective Date and all Time-Based Options held by Executive shall accelerate and become fully exercisable on the Date of Termination.

     (iv) All Performance Accelerated Options shall become fully exercisable on the date the applicable Stock Price Targets are satisfied but (except as provided in clause (v) below) only if and to the extent such Stock Price Targets are satisfied at or prior to the end of the first fiscal year of Company beginning after the Executive's termination and ending on or before the end of the Term (the "Termination Vesting Period"). In addition, if the Date of Termination occurs on or prior to the end of the Optional Term, any Performance Accelerated Stock Options which otherwise would have become exercisable pursuant to Section 5(e) hereof in the fiscal year in which the Date of Termination occurs shall become fully exercisable.

     (v) If a Change of Control (as defined in Section 8 hereof) occurs or will occur prior to the end of the Initial Term, any Performance Accelerated Options which have not otherwise become exercisable will become fully exercisable immediately prior to such Change of Control (or, as may be the case under clause (B) below, as soon thereafter as vesting occurs) if one of the following occurs: (A) the consideration to be paid to stockholders of Company for a share of Company's common stock is equal to or in excess of a Stock Price Target applicable to the Performance Accelerated Options; or (B) the closing price of Company's common stock on any date thirty (30) days before or after the Change of Control is equal to or in excess of a Stock Price Target applicable to such Performance Accelerated Options, in each case to the extent provided in Section 5(d) but without applying the averaging methodology in the definition of Average Stock Price or the prescribed Measurement Dates therein (either of such events being referred to as a "Change of Control Vesting Event"). In addition, if the Change of Control occurs on or prior to the end of the Optional Term, any Performance Accelerated Options which otherwise would have become exercisable in the fiscal year of the Change of Control pursuant to Section 5(e) hereof shall become fully exercisable.

     (vi) Except as provided elsewhere in this Agreement (including but not limited to Section 13(c) and (d)), any Options that are exercisable without regard to this Section 15 shall remain exercisable for a period ending two years from the Termination Date. Any Options that become exercisable solely by reason of the provisions of Section 15(a)(iii), Section 15(a)(iv) or Section 15(a)(v) hereof shall remain exercisable for a period of one year from the Date of Termination in the case of the Time-Based Options, or until one year after the end of the Termination Vesting Period or after the Change of Control Vesting Event, as the case may be, in the case of the Performance Accelerated Options. Notwithstanding the foregoing provisions of this Section 15, in no event shall any Option remain exercisable beyond the maximum 10-year period allowed therefor in the Plans.

     (vii)  In addition to all other amounts payable to Executive under this
     Section 15, the Executive shall be entitled to receive, not later than the fifteenth day following the Date of Termination, all benefits payable to him under any of Company's tax-qualified employee benefit plans and any other plan, program or arrangement relating to deferred compensation, retirement or other benefits including, without limitation, the Special Retirement Benefit and any profit sharing, 401(k), employee stock ownership plan, or any plan established as a supplement to any of the aforementioned plans or expressly provided by other provisions of this Agreement.

     (viii) Company shall also pay to the Executive, not later than the 15th day following the Date of Termination, an amount equal to all unvested Company contributions credited to the Executive's account under any tax-qualified employee benefit plan maintained by Company as of the Date of Termination.

     (ix) Company shall also pay to the Executive all legal fees and expenses incurred by the Executive (1) in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement (the Executive shall have no obligation to repay any such legal fees or expenses regardless of the outcome of any contest or dispute), or (2) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder.

     (x) Company shall also pay to Executive, not later than the second day following the Date of Termination, a pro rata amount of his base salary under Section 3 hereof, in effect on the Date of Termination, for each day of vacation or sick leave which has accrued as of the Date of Termination, but which is unpaid as of such date, to which Executive is entitled under Company's vacation and sick leave policies.

     (b) If Executive's service hereunder is terminated by Company pursuant to
Section 13(a)(iii) hereof after the last day of the Optional Term and before the last day of the Extended Term, or if Company shall terminate Executive's service under this Agreement in any way that is a breach of this Agreement by Company on or after the last day of the Optional Term, the following shall apply:

     (i) Executive shall receive an amount equal to Executive's annual base salary (in effect for the fiscal year beginning January 1, 2003) in one lump sum;

     (ii) All Performance Accelerated Options which otherwise would have become exercisable pursuant to Section 5(e) for the period beginning January 1, 2003 and ending December 31, 2003 and have not vested prior to the termination shall be forfeited;

     (iii)  In addition to all other amounts payable to Executive under this
     Section 15, the Executive shall be entitled to receive, not later than the 15th day following the Date of Termination, all benefits payable to him under any of Company's tax-qualified employee benefit plans and any other plan, program or arrangement relating to deferred compensation, retirement or other benefits including, without limitation, the Special Retirement Benefits and any profit sharing, 401(k), employee stock ownership plan, or any plan established as a supplement to any of the aforementioned plans or expressly provided by any other provisions of this Agreement.

     (iv) Company shall also pay to Executive, not later than the second day following the Date of Termination, a pro rata amount of his base salary under Section 3 hereof, in effect on the Date of Termination, for each day of vacation or sick leave which has accrued as of the Date of Termination, but which is unpaid as of such date, to which Executive is entitled under Company's vacation and sick leave policies.

     (c) Executive may waive only in writing the effect of any breach of this Agreement and continue in any other position or capacity with Company, as a part-time or full-time employees, retaining his compensation pursuant to Section 3 hereof for the term hereof and a pro rata portion of his compensation under
                                   --- ----
Sections 4(a) and (d) hereof for that part of the fiscal year which then elapsed prior to such change in position or capacity, and the parties upon mutual agreement may provide additional compensation from Company for such other position or capacity with Company.

     (d) Upon a Change of Control, Company's obligation to pay the benefits described herein shall be absolute and unconditional, shall be paid as soon as practicable but not more than ten (10) business days thereafter or (if expressly provided herein) as earlier or later herein provided, and shall not be affected by any circumstances or any set-off, counter-claim, recoupment, defense or other right which Company or any of its subsidiaries may have or claim against Executive or anyone else.

16.  OTHER BENEFITS FOLLOWING TERMINATION

     (a) If Executive's service is terminated by Company pursuant to Section 13(a)(i) or (iii) before the last day of the Optional Term, or by Executive pursuant to Section 14 on or before the last day of the Extended Term, or if Company shall terminate Executive's service under this Agreement in any way that is a breach of this Agreement by Company on or before the last day of the Extended Term, in addition to the benefits contained in Section 15, Executive shall also be entitled to the following benefits:

     (i) Company shall provide for a period of ten (10) years following the termination or expiration of Executive's services to Company, health and welfare benefits, at least comparable to those benefits in effect on the date of termination or expiration, including but not limited to medical, dental, disability, spouse and dependent care, and life insurance coverage. At Company's election, health benefits may be provided by reimbursing Executive for the cost of converting group policy to individual coverage, or for the cost of extended COBRA coverage. Company shall also pay to Executive an amount calculated to pay any income taxes due as a result of the payment by Company on Executive's behalf for such health benefits.
     Such tax payment shall be calculated to place Executive in the same after-tax position as if no such income taxes had been imposed. Notwithstanding anything to the contrary in this Agreement, if this Agreement expires in accordance with its terms or Executive's service terminates voluntarily after completion of thirty (30) years of service or Executive dies or is disabled, benefits pursuant to this Section 16(a)(i) shall continue for ten
     (10) years following such expiration or termination.

     (ii) Company shall allow Executive the continued use of a Company automobile on the same terms which existed prior to the Date of Termination, for five (5) years following the Date of Termination.

     (iii) Company shall provide Executive up to $25,000 each year for expenses incurred by Executive for estate, tax and financial planning, including legal fees, for five years following the Date of Termination. Such amount shall cumulate as provided in Section 7(c) hereof.

     (iv) Company shall provide Executive with an office and secretarial services equivalent to those provided to Executive in his Southern California office at the Date of Termination for five years after the Date of Termination.

Notwithstanding the foregoing, benefits under Section 16(a)(ii), (iii) and (iv) shall continue for at least one year after the expiration of this Agreement in accordance with its terms.

     (b) If Executive's service is terminated by Company other than for good cause, for at least six (6) years following the Date of Termination, Executive shall continue to be indemnified under Company's Certificate of Incorporation and Bylaws at least to the same extent as prior to the Date of Termination and Executive shall be covered by the directors' and officers' liability insurance, the fiduciary liability insurance and the professional liability insurance policies that are the same as, or provide coverage at least equivalent to, those Company carried prior to the Date of Termination.

     (c) If all or any portion of the amounts payable to Executive or his Estate under this Agreement or otherwise are subject to the excise tax imposed by
Section 4999 of the Code (or similar state tax and/or assessment), Company shall pay to Executive an amount necessary to place Executive in the same after-tax position as Executive would have been in had no such excise tax been imposed. The amount payable pursuant to the preceding sentence shall be increased to the extent necessary to pay income and excise taxes due on such amount. The determination of the amount of any such additional amount shall initially be made by the independent accounting firm then employed by Company. If at a later date it is determined (pursuant to final regulations or published rulings of the IRS, final judgment of a court of competent jurisdiction or otherwise) that the amount of excise taxes payable by Executive is greater than the amount initially so determined, then Company (or its successor) shall pay Executive an amount equal to the sum of (1) such additional excise taxes, (2) any interest, fines and penalties resulting from such underpayment, plus (3) an amount necessary to reimburse Executive for any income, excise or other taxes payable by Executive with respect to the amounts specified in (1) and (2) above, including any income, excise or other taxes payable with respect to such amounts, and the reimbursement provided by this clause.

     (d) Notwithstanding anything in this Section 16 to the contrary, Executive may elect in his sole discretion not to have any portion of any payment be paid or not to have the vesting of any Options accelerated in order to avoid any "excess parachute payment" under Section 280G(b)(1) of the Code.

17.  INDEMNIFICATION

     In addition to the provisions of Section 16(b), in the event Executive is made, or threatened to be made, a party to any legal action or proceeding, whether civil or criminal or administrative, by reason of the fact that Executive is or was a director or officer of Company or serves or served any other corporation fifty percent (50%) or more owned or controlled by Company in any capacity at Company's request, Executive shall be indemnified by Company, and Company shall pay Executive's related expenses when and as incurred, all to the full extent permitted by law.

18.  REMEDIES

     Company recognizes that because of Executive's special talents, stature and opportunities in the semiconductor industry, in the event of termination by Company hereunder (except under Section 13(a)(ii)), or in the event of termination by Executive under Section 14, before the end of the Agreement, Company acknowledges and agrees that the provisions of this Agreement regarding further payment of base salary, bonuses, and the exercisability of Options and other benefits constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Executive might earn or be able to earn from any other employment or ventures during the remainder of the Agreement. Notwithstanding the foregoing, amounts paid or benefits provided under Section 16(a)(ii)-(iv) shall be so limited or reduced. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.

19.  BINDING AGREEMENT

     This Agreement shall be binding upon and inure to the benefit of Executive, his heirs, distributees and assigns, and Company, its successors and assigns. Executive may not, without the express written permission of Company, assign or pledge any rights or obligations hereunder to any person, firm or corporation. If the Executive should die while any amount would still be payable to Executive if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with this Agreement to the Executive's Estate.

20.  NO ATTACHMENT

     Except as required by law or with the consent of Company or by laws of descent and distribution or permitted designation, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

21.  ASSIGNMENT

     Company will require any successor (whether direct or indirect, by operation of law, by purchase, merger, consolidation or otherwise to all or substantially all of the business and/or assets of Company) to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Failure of Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall at Executive's election be deemed a material breach of this Agreement and shall entitle the Executive to compensation from Company in an amount equal to the greater of (A) the same amount on the same terms as the Executive would be entitled under Section 15 and
Section 16 hereof upon a termination without good cause by Company, or (B) the benefits hereunder upon a Change of Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be the Date of Termination. As used in this Agreement, "Company" shall mean Company as defined above and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

22.  WAIVER

     No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

23.  NOTICE

     For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered and acknowledged or delivered by United States registered mail, return receipt requested, addressed to the Executive at 10659 Bellagio Road, Los Angeles, California 90077, with a copy to James R. Ukropina, O'Melveny & Myers LLP, 400 South Hope Street, Los Angeles, California 90071-2899 in the case of Executive, and in the case of Company, to the attention of the Chairman of the Compensation Committee of the Board of Directors with copies to the Chief Financial Officer and the Secretary of Company at the principal executive offices of Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

24.  GOVERNING LAW

     This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

25.  COSTS

     Company shall pay all the expenses of Executive, including attorneys' fees, in the negotiation and preparation of the Agreement, in addition to Company's own expenses in connection therewith.

26.  SEVERABILITY

     If, for any reason, any provision of this Agreement is held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If any provision of this Agreement shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

27.  ARBITRATION

     (a) Any disagreement, dispute, controversy or claim arising out of or in any way related to this Agreement or the subject matter hereof or the interpretation hereof or any arrangements relating hereto or contemplated herein or the breach, termination or invalidity hereof or the provision or failure to provide any other benefits upon a change of control pursuant to any other bonus or compensation plans, stock option plan, stock ownership plan, stock purchase plan, life insurance plan or similar plan or agreement with Company and/or any of its subsidiaries as "change of control" may be defined in such other agreement or plan, which benefits constitute "parachute payments" within the meaning of Section 280G of the Code, shall be settled exclusively and finally by arbitration. If this Section 27 conflicts with any provision in any such compensation or bonus plan, stock option plan or any other similar plan or agreement, this provision requiring arbitration shall control.

     (b) The arbitration shall be conducted in accordance with the Commercial Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA"). The arbitral tribunal shall consist of three arbitrators, one chosen by Company, one chosen by the Executive and one chosen by the preceding two persons.

     (c) Company shall pay all of the fees, if any, and expenses of such arbitration, and shall also pay all Executive's expenses, including attorneys' fees, incurred in connection with the arbitration regardless of the final outcome of such arbitration.

     (d) The arbitration shall be conducted in Los Angeles if initiated by Company and in San Francisco if initiated by the Executive or in any other city in the United States of America as the parties to the dispute may designate by mutual written consent.

     (e) Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereto hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties hereto agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever the award may be entered in any court having jurisdiction thereof.

     (f) The parties stipulate that discovery may be held in any such arbitration proceeding as provided in Section 1283.05 of the California Code of Civil Procedure, as may be amended or revised from time to time.

28.  ENTIRE AGREEMENT

     As of the Effective Date, all previous agreements relating to the employment of the Executive to the extent inconsistent herewith, including, but not limited to Executive's Original Employment Agreement and (except as otherwise specifically provided herein) the MCA, are hereby superseded, and this Agreement embodies all agreements, contracts, and understandings by and between the parties hereto. Notwithstanding the foregoing, nothing contained in this Agreement shall adversely affect or limit any rights Executive may have or any benefits Executive may be entitled to receive under any other agreements, plans, programs or otherwise, including, without limitation, any pension, retirement, health, welfare or fringe benefit arrangements, the Restricted Stock Award Agreement dated August 5, 1994 between Company and Executive and any other stock option, stock appreciation rights or restricted stock award agreements or other stock based benefits held by Executive. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.



"Executive"                   "Company"

                              ADVANCED MICRO DEVICES, INC.


/s/ W. J. Sanders III               /s/ Charles M. Blalack
_______________________       By:  _________________________
W. J. SANDERS III                   CHARLES M. BLALACK
                                    Chairman, Compensation
                                    Committee

                                   Exhibit 1
                                   ---------



Performance Goals for 1997 and 1998 pursuant to Section 4(b) of the Agreement:
Adjusted Operating Profits (as defined in Section 4(a) of the Agreement) in any amount for any two successive fiscal quarters after December 31, 1996.

                                   Exhibit 2
                                   ---------

                       Stock Price Targets Applicable to
                       ---------------------------------
                        Performance Accelerated Options
                        -------------------------------

--------------------------------------------------------------------------------------------------------

                    (1)                                 (2)                            (3)
          Applicable Target Period         Performance Share Acceleration      Stock Price Targets
--------------------------------------------------------------------------------------------------------
                   1997                      25%        50%        100%     Threshold Target   Maximum
--------------------------------------------------------------------------------------------------------
November 1, 1996 - January 31, 1997          62,500     125,000   250,000    19.50     22.75    26.00
December 1, 1996 - February 28, 1997         62,500     125,000   250,000    19.50     22.75    26.00
January 1, 1997 - March 31, 1997             62,500     125,000   250,000    19.50     22.75    26.00
February 1, 1997 - April 30, 1997            62,500     125,000   250,000    19.50     22.75    26.00
March 1, 1997 - May 31, 1997                 62,500     125,000   250,000    19.50     22.75    26.00
April 1, 1997 - June 30, 1997                62,500     125,000   250,000    19.50     22.75    26.00
May 1, 1997 - July 31, 1997                  62,500     125,000   250,000    19.50     22.75    26.00
June 1, 1997 - August 31, 1997               62,500     125,000   250,000    19.50     22.75    26.00
July 1, 1997 - September 30, 1997            62,500     125,000   250,000    19.50     22.75    26.00
August 1, 1997 - October 31, 1997            62,500     125,000   250,000    19.50     22.75    26.00
September 1, 1997 - November 30, 1997        62,500     125,000   250,000    19.50     22.75    26.00
October 1, 1997 - December 31, 1997          62,500     125,000   250,000    19.50     22.75    26.00
--------------------------------------------
                   1998
--------------------------------------------
November 1, 1997 - January 31, 1998          62,500     125,000   250,000    28.50     29.75    31.00
December 1, 1997 - February 28, 1998         62,500     125,000   250,000    28.50     29.75    31.00
January 1, 1998 - March 31, 1998             62,500     125,000   250,000    28.50     29.75    31.00
February 1, 1998 - April 30, 1998            62,500     125,000   250,000    28.50     29.75    31.00
March 1, 1998 - May 31, 1998                 62,500     125,000   250,000    28.50     29.75    31.00
April 1, 1998 - June 30, 1998                62,500     125,000   250,000    28.50     29.75    31.00
May 1, 1998 - July 31, 1998                  62,500     125,000   250,000    28.50     29.75    31.00
June 1, 1998 - August 31, 1998               62,500     125,000   250,000    28.50     29.75    31.00
July 1, 1998 - September 30, 1998            62,500     125,000   250,000    28.50     29.75    31.00
August 1, 1998 - October 31, 1998            62,500     125,000   250,000    28.50     29.75    31.00
September 1, 1998 - November 30, 1998        62,500     125,000   250,000    28.50     29.75    31.00
October 1, 1998 - December 31, 1998          62,500     125,000   250,000    28.50     29.75    31.00
--------------------------------------------
                   1999
--------------------------------------------
November 1, 1998 - January 31, 1999          62,500     125,000    250,000   34.25     35.88    37.50
December 1, 1998 - February 28, 1999         62,500     125,000    250,000   34.25     35.88    37.50
January 1, 1999 - March 31, 1999             62,500     125,000    250,000   34.25     35.88    37.50
February 1, 1999 - April 30, 1999            62,500     125,000    250,000   34.25     35.88    37.50
March 1, 1999 - May 31, 1999                 62,500     125,000    250,000   34.25     35.88    37.50
April 1, 1999 - June 30, 1999                62,500     125,000    250,000   34.25     35.88    37.50
May 1, 1999 - July 31, 1999                  62,500     125,000    250,000   34.25     35.88    37.50
June 1, 1999 - August 31, 1999               62,500     125,000    250,000   34.25     35.88    37.50
July 1, 1999 - September 30, 1999            62,500     125,000    250,000   34.25     35.88    37.50
August 1, 1999 - October 31, 1999            62,500     125,000    250,000   34.25     35.88    37.50
September 1,1999 - November 30, 1999         62,500     125,000    250,000   34.25     35.88    37.50
October 1, 1999 - December 31, 1999          62,500     125,000    250,000   34.25     35.88    37.50
--------------------------------------------------------------------------------------------------------

*The percentage Performance Share Acceleration (as a percentage of 250,000 shares) correlates to the Stock Price Targets as follows: 25% at Threshold; 50% at Target; and 100% at Maximum.

--------------------------------------------------------------------------------------------------------

                     (1)                            (2)                                (3)
          Applicable Target Period     Performance Share Acceleration          Stock Price Targets

--------------------------------------------------------------------------------------------------------
                    2000                 25%        50%       100%        Threshold    Target   Maximum
--------------------------------------------------------------------------------------------------------
November 1, 1999 - January 31, 2000      62,500     125,000   250,000      41.25      43.13    45.00
December 1, 1999 - February 29, 2000     62,500     125,000   250,000      41.25      43.13    45.00
January 1, 2000 - March 31, 2000         62,500     125,000   250,000      41.25      43.13    45.00
February 1, 2000 - April 30, 2000        62,500     125,000   250,000      41.25      43.13    45.00
March 1, 2000 - May 31, 2000             62,500     125,000   250,000      41.25      43.13    45.00
April 1, 2000 - June 30, 2000            62,500     125,000   250,000      41.25      43.13    45.00
May 1, 2000 - July 31, 2000              62,500     125,000   250,000      41.25      43.13    45.00
June 1, 2000 - August 31, 2000           62,500     125,000   250,000      41.25      43.13    45.00
July 1, 2000 - September 30, 2000        62,500     125,000   250,000      41.25      43.13    45.00
August 1, 2000 - October 31, 2000        62,500     125,000   250,000      41.25      43.13    45.00
September 1, 2000 - November 30, 2000    62,500     125,000   250,000      41.25      43.13    45.00
October 1, 2000 - December 31, 2000      62,500     125,000   250,000      41.25      43.13    45.00
---------------------------------------
                   2001
---------------------------------------
November 1, 2000 - January 31, 2001      62,500     125,000   250,000      49.50      51.75    54.00
December 1, 2000 - February 28, 2001     62,500     125,000   250,000      49.50      51.75    54.00
January 1, 2001 - March 31, 2001         62,500     125,000   250,000      49.50      51.75    54.00
February 1, 2001 - April 30, 2001        62,500     125,000   250,000      49.50      51.75    54.00
March 1, 2001 - May 31, 2001             62,500     125,000   250,000      49.50      51.75    54.00
April 1, 2001 - June 30, 2001            62,500     125,000   250,000      49.50      51.75    54.00
May 1, 2001 - July 31, 2001              62,500     125,000   250,000      49.50      51.75    54.00
June 1, 2001 - August 31, 2001           62,500     125,000   250,000      49.50      51.75    54.00
July 1, 2001 - September 30, 2001        62,500     125,000   250,000      49.50      51.75    54.00
August 1, 2001 - October 31, 2001        62,500     125,000   250,000      49.50      51.75    54.00
September 1, 2001 - November 30, 2001    62,500     125,000   250,000      49.50      51.75    54.00
November 1, 2001 - December 31, 2001     62,500     125,000   250,000      49.50      51.75    54.00
--------------------------------------------------------------------------------------------------------